UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 12, 2016

Black Stallion Oil and Gas Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-180230	990373017
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

633 W. 5th Street, 26th Floor, Los Angeles, CA	90071
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code 213-223-2071

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officer

Effective February 12, 2016, George Drazenovic resigned as president, secretary, treasurer and as a director of our company. Mr. Drazenovic's resignation was not the result of any disagreements with our company regarding our operations, policies, practices or otherwise.

Concurrently with the resignation of Mr. Drazenovic, Ira Morris was appointment as our president, secretary, treasurer and as the sole director of our board of directors. There is no understanding or arrangement between Mr. Morris and any other person pursuant to which Mr. Morris was selected as a director. Mr. Morris does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or executive officer.

Ira Morris - President, Secretary, Treasurer and Director

Mr. Morris brings several years of professional expertise to our company in the development and financing of emerging and junior resource companies. As a Consultant since 2010 at Glenwood Consulting Corporation located in Toronto, Canada, he has assisted with funding of various companies. Mr. Morris was previously a Senior Project Manager at Carpenter House Consulting Group Inc., of Whitby, Ontario from 2008 to 2010, assisting with the development and funding of companies in engaged in the emerging states of green related technologies.

Our company believes that Mr. Morris's professional background experience give him the qualifications and skills necessary to serve as a director and officer of our company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACK STALLION OIL AND GAS INC.

Date: February 19, 2016	By:	/s/ Ira Morris
Ira Morris
President and Director